                                                                    Exhibit 99.9

                       MEDIA SCIENCES INTERNATIONAL, INC.

                    OFFER OF CONVERSION AND CONSENT STATEMENT

Offer of Conversion of Each Series A Convertible Preferred Shares into 10 Common
Shares, Rather than at the Current Maximum Conversion Rate of 1 Preferred for 5
Common Shares,and Consent to Amend Certificate of Designation

We are offering to exchange each outstanding share of 11.5% series A convertible preferred stock, par value $0.001, validly tendered, for 10 shares of our common stock, par value $0.001 ("Offer of Conversion"), and we are seeking approval by consent to amend the Series A Preferred Stock Certificate of Designation
("Amendment Consent").

Under the terms of the Series A Preferred Stock Certificate of Designation, as
presently in effect, each share of preferred stock is currently convertible, at the option of the holder, into a maximum of 5 shares of common stock. If you accept this Offer of Conversion, you will waive your rights to unpaid dividends and interest on your preferred stock, and, for each preferred share exchanged, you will receive 10 shares of common stock.

THE OFFER OF CONVERSION AND AMENDMENT CONSENT WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON WEDNESDAY, DECEMBER 31, 2003, UNLESS WE EXTEND THE EXPIRATION
DATE. We will accept your shares of preferred stock validly tendered for exchange, and not withdrawn as of the expiration date, upon the terms and conditions set forth herein.

THIS OFFER OF CONVERSION IS OPEN TO ALL PREFERRED STOCKHOLDERS. YOU DO NOT NEED
TO BE AN ACCREDITED INVESTOR TO PARTICIPATE IN THE OFFER OF CONVERSION.

This Offer of Conversion is not subject to any minimum on the number of shares of preferred stock tendered from the class of preferred shareholders; however, each individual shareholder must tender all of its preferred stock to accept the offer. If you decide to accept the Offer of Conversion, you must have first consented to the proposed amendment to the Certificate of Designation.

If you accept the Offer of Conversion, you will not receive any dividends or interest with respect to your preferred stock, including unpaid dividends and interest thereon accumulated to date. If you do not accept the Offer of
Conversion, you retain your present dividend rights under the certificate of designation, subject to any amendments to the certificate of designation.

We are also asking preferred shareholders to approve a proposed amendment of the
Series A Preferred Stock Certificate of Designation to include an automatic conversion feature in the event that less than 50% of the originally issued number of preferred stock becomes outstanding. Approval of a majority of the outstanding shares of Series A preferred stock, representing 273,751 shares or
50.0001% of the series A class, is required to adopt the proposed amendment.

Our Board of Directors has approved this Offer of Conversion and Amendment
Consent. Our Board of Directors recommends that our preferred stockholders accept the Offer of Conversion and approve the proposed amendment to the
Certificate of Designation.

You may direct questions and requests for assistance or additional copies of the
Conversion Offer and Consent documents to the Company's President at the following address and telephone number: Media Sciences International, Inc.,
Attn: President, 40 Boroline Road, Allendale, New Jersey 07401, telephone:
201-236-9311.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR DETERMINED IF THIS
DOCUMENT IS ACCURATE OR COMPLETE.

    DATED: NOVEMBER 3, 2003, AS AMENDED AND SUPPLEMENTED ON NOVEMBER 24, 2003

This document contains important information about the Offer of Conversion and
Consent. We urge you to read it in its entirety. This Offer of Conversion and
Consent Statement, together with the Company's letters to preferred shareholders in connection with the Offer of Conversion and Consent, and the Preferred
Shareholder Election Form, constitute the "Conversion Offer and Consent."

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET                                                           2
CERTAIN INFORMATION ABOUT THE COMPANY                                        7
DESCRIPTION OF OUR SECURITIES                                                7
THE OFFER OF CONVERSION AND CONSENT                                         11
INTERESTS OF DIRECTORS AND OFFICERS                                         18
EXCHANGE AGENT                                                              19
FEES AND EXPENSES                                                           19
FINANCIAL STATEMENT                                                         19
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS                                 24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                             24
WHERE YOU CAN FIND MORE INFORMATION                                         24
MISCELLANEOUS                                                               24

                    IMPORTANT INFORMATION REGARDING THE OFFER

We are not aware of any jurisdiction where making the Offer of Conversion is not in compliance with applicable law. If we become aware that the Offer of
Conversion is not in compliance with any jurisdiction's valid applicable law, we will make a good faith effort to comply with such law. If with our good faith efforts, we cannot comply with such law, the Offer of Conversion will not be made to (nor will tenders be accepted from or on behalf of) the holders of preferred stock residing in such jurisdiction.

You should rely only on the information incorporated by reference or provided in this Offer of Conversion and Consent Statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this Offer of Conversion and Consent Statement or any supplement is accurate as of any date other than the date on the cover of the document.

The contents of this Offer of Conversion should not be construed as legal, business, or tax advice. You should consult your own attorney, business advisor, and tax advisor as to such matters.

Except for historical information, matters discussed in this Offer of Conversion and Consent Statement or statements incorporated by reference contain
"forward-looking" information. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

When we use the words "believe," "intend," "expect," "may," "will," "should,"
"anticipate" or their negatives or other similar expressions, the statements, which include those words, are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this Offer of Conversion and Consent Statement.

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                  SUMMARY TERM SHEET WITH QUESTIONS AND ANSWERS

This general summary is solely for your convenience. You should read the entire
Offer of Conversion and Consent Statement, and the other Conversion Offer and
Consent documents, before you decide whether to participate in the Offer of
Conversion and Amendment Consent.

Preferred Stock to be Exchanged:        Series A Preferred Stock

                                        See "The Offer of Conversion and
                                        ---
                                        Consent"; "Description of Our
                                        Securities - Common Stock" and
                                        "Description of Our Securities -
                                        Preferred Stock."

        Conversion Rate:                Current maximum conversion rate:  1
                                        preferred into 5 common shares.
                                        Conversion rate after adjustment on
                                        12/10/03:  expected to remain the same.

                                        See "Description of Our Securities -
                                        ---
                                        Preferred Stock" and "Description of
                                        Our Securities - Conversion Feature of
                                        Preferred Stock."

        Dividends:                      Dividend rate:  11.5% per share per
                                        year on your $10 per share purchase
                                        price.  This is $1.15 per share per
                                        year or $0.2875 per share per quarter.
                                        Dividends accrue at the end of each
                                        quarter.

                                        As of September 30, 2003, dividends
                                        aggregating $857,325 remain accrued
                                        and unpaid on the outstanding
                                        preferred shares, which is
                                        approximately $1.57 per preferred
                                        share. If no preferred shares are
                                        tendered, on December 31, 2003, we
                                        will incur an additional $157,406
                                        in dividends payable.

                                        See "Description of Our Securities -
                                        ---
                                        Dividends."

Number of Shares of Preferred           Up to all of the 547,500 Series A
Stock to be Exchanged:                  Preferred Stock shares outstanding.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent - Offer of Conversion."

Common Stock Offered in Exchange:       10 shares of common stock for each
                                        preferred share exchanged.
                                        Up to 5,475,000 shares of common stock
                                        if all preferred shares are tendered.
                                        This represents a net additional
                                        issuance of up to 2,737,500 shares of
                                        common stock over the present
                                        conversion rate.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent"; "Description of Our
                                        Securities - Common Stock";
                                        "Description of Our Securities -
                                        Preferred Stock"; and, Description
                                        of Our Securities - Dividends."

Expiration Date:                        December 31, 2003, unless we extend
                                        the Offer of Conversion.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent - Expiration Date; Amendment;
                                        Termination."

Exchange Date:                          Promptly after the Offer of Conversion
                                        expires.

                                        2

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Withdrawal Rights:                      You may withdraw your
                                        acceptance of the Offer of
                                        Conversion at any time prior to the
                                        expiration date. Additionally, you
                                        may withdraw your acceptance for a
                                        period of forty business days from
                                        the commencement of this Offer to
                                        the extent your shares have not yet
                                        been accepted.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent - Withdrawal of Acceptance."

Federal Income Tax Consequences:        The Offer of Conversion is intended to
                                        qualify as a reorganization for federal
                                        income tax purposes, so that you may not
                                        recognize gain or loss on receipt of
                                        common stock in exchange for the face
                                        amount of your preferred stock. However,
                                        you may recognize a loss on the waived
                                        accrued and unpaid dividends and
                                        interest, and to the extent a portion of
                                        the common stock is deemed received for
                                        accrued but unpaid dividends on the
                                        preferred stock, this portion may be
                                        treated as the payment of a dividend
                                        distribution. Common stock is deemed
                                        received for accrued and unpaid dividends
                                        only to the extent that the fair market
                                        value of the aggregate common stock
                                        received in the exchange exceeds the
                                        aggregate issue price of the preferred
                                        stock surrendered.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent - Federal Income Tax
                                        Consequences."

Certain Consequences:                   If you participate in the Offer of
                                        Conversion, you will, as a holder
                                        of common stock, be entitled to full
                                        voting rights with respect to
                                        such shares.

                                        By participating in the Offer of
                                        Conversion, you will forego your
                                        rights to accrued and unpaid and
                                        future dividends on your preferred
                                        stock as well as your liquidation
                                        preference.

                                        Tendering preferred shareholders as
                                        a group would acquire voting control
                                        of the Company if all the shares of
                                        series A preferred stock are
                                        exchanged for common stock pursuant
                                        to this Offer of Conversion. If that
                                        occurs, the preferred shareholders
                                        would own approximately 60.5%, of
                                        the outstanding common stock after
                                        the exchange, while the Company's
                                        management's beneficial ownership
                                        would be reduced from 66% to 35.8%.
                                        The Company's management would lose
                                        the ability, and the tendering
                                        preferred shareholders as a group
                                        would gain the power, to approve or
                                        reject all voting matters presented
                                        to the common stockholders requiring
                                        majority approval.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent - Effects and Significant
                                        Considerations"; "Financial Statements";
                                        "Description of Our Securities."

Reasons for the Offer of Conversion:    To provide you with greater liquidity
                                        on your investment.

                                        To provide you with the opportunity
                                        to receive more shares of common
                                        stock than the present conversion
                                        rate of your shares of preferred
                                        stock entitles you to receive.

                                        To reduce or eliminate the Company's
                                        dividend payments on the preferred
                                        stock.

                                        See "The Offer of Conversion and
                                        Consent - Purposes of Offer of
                                        Conversion."

                                        3

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Amendment Consent:                      We are seeking your consent to the
                                        proposed amendment to the Series A
                                        Preferred Stock Certificate of
                                        Designation to include an automatic
                                        conversion feature in the event that
                                        less than 50% of the originally
                                        issued number of shares of preferred
                                        stock becomes outstanding.
                                        Approval of a majority of the
                                        outstanding shares of Series A
                                        Preferred Stock, or 50.0001%, is
                                        required to adopt the proposed
                                        amendment.

                                        See "The Offer of Conversion and
                                        ---
                                        Consent - Consent to Amend
                                        Certificate of Designation."

QUESTIONS AND ANSWERS

Q    Should I accept this Offer of Conversion?

A    The Offer of Conversion will result in twice as many common shares being issued to you for each preferred share than you would otherwise receive upon conversion. However, you are waiving accrued but unpaid dividends, interest and future dividends. On January 1, 2004, preferred shares that remain outstanding after this Offer of Conversion will be entitled to dividends for the quarter ended December 31, 2003 at the rate of $0.2875 per share per quarter. As of September 30, 2003, dividends aggregating
     $875,325 remain accrued and unpaid on the outstanding preferred class, or, approximately $1.57 per share. If no preferred shares are tendered, on
     January 1, 2004, we will incur an additional $157,406 in dividends payable.
     We have a senior lending agreement that restricts the payment of dividends if certain financial conditions are not met. As of September 30, 2003, payment of all accrued but unpaid dividends would have violated the financial covenants of the senior lending agreement. We believe that we may qualify to recommence the payment of dividends on January 1, 2004. We expect the permissible amount payable as dividends on January 1, 2004 will exceed the quarterly dividend payment amount of $157,406, but will be substantially less than an amount to pay all accrued but unpaid dividends.
     We believe that this offer is in the best interests of both the preferred and common shareholders and of the Company. Each preferred shareholder must make its own decision based upon factors such as the terms of the offer, the Company's financial condition and other risks and information about of the Company as outlined in our SEC filings, including our Form 10-KSB for the year ended June 30, 2003 filed on September 15, 2003 and our Form
     10-QSB for the quarter ended September 30, 2003 filed on November 12, 2003.
     For more information about the Company's financial condition and history of dividend payments, and the restrictions placed on dividend payments, please refer to "Financial Statements" and "Description of Our Securities -
     Dividends."

Q    What happens if I do not accept the Offer of Conversion?

A    If you do not accept the Offer of Conversion, your conversion rate will remain at the conversion rate set by the Certificate of Designation, currently at a rate of 1 preferred into 5 common and your accrued, but unpaid, dividends will be paid subject to the Company's ability to do so.
     For an explanation of how the current conversion rate was determined, please refer to the section entitled "Description of Our Securities -
     Conversion Feature of Preferred Stock."

Q    What is the likely effect of the scheduled adjustment to the preferred stock conversion rate that will occur on December 10, 2003?
A    No effect. The current conversion rate of 1 preferred into 5 common shares is likely to become the permanent conversion rate on December 10, 2003. For more information on how the conversion rate will be calculated on December
     10, 2003 please refer to the section entitled "Description of Our
     Securities - Conversion Feature of Preferred Stock."

Q    What is the impact of accepting the Offer of Conversion on the earnings on the Company?

A    On a pro forma basis, if all shares had converted on July 1, 2002 under the terms of this Offer of Conversion, our earnings for the year ended June 30,
     2003 would have been $0.10 per share basic and diluted versus the reported
     $0.07 per share. This pro forma difference in per share earnings results from the accounting treatment of the preferred stock dividends. In calculating earnings per share, the amount of preferred stock dividends reduces net income, and that resulting number is divided by the common shares outstanding. For example, our net income in the year ended June 30,
     2003 was $875,016, and we had preferred stock dividends of $629,625, resulting in income applicable to common shareholders of $245,391, or earnings of $0.07 per common share (based on 3,577,210 common shares outstanding). If all

                                       4

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     preferred shares had converted into common shares on July 1, 2002, our net income would have been $879,239 (the different between $875,016 and
     $879,239 is due to certain interest payments we agreed to pay on preferred stock dividends), our income applicable to common stockholders would have remained $879,239, and our earnings per common share would have been $0.10
     (assuming 9,052,210 common shares outstanding if all preferred shares were exchanged for common shares at the rate of 1 for 10). Additionally, in the future, as the Company's earnings increase, the 2,737,500 additional common shares offered to preferred stockholders under the Offer of Conversion, in excess of the number of shares issuable under the conversion rate provided for in the certificate of designation, will have a dilutive effect. By dilutive effect, what we mean is that, assuming the Company's earnings grow, the increases in amount of earnings per share will grow at a slower rate with 9,052,210 common shares outstanding if all preferred accept this
     Offer of Conversion, than with 6,314,710 common shares outstanding if all preferred shares are converted at the current rate of 1 preferred into 5 common shares. For illustrative purposes, if our earnings grow from
     $2,000,000, to $3,000,000 and to $4,000,000, then with 9,052,210 shares outstanding, the earnings per share would be $0.22, $0.33 and $0.44, respectively; however, with 6,314,710 shares outstanding, the earnings per share at those earnings levels would be $.32, $0.48 and $0.63. You will note that not only are there less earnings per share with 9,052,210 shares outstanding, but also the amount of the increase in earnings per share is less. This is what we mean by dilutive effect. For financial information, please also refer to the section entitled "Financial Statements."

Q    What is the Balance Sheet impact of the Offer of Conversion?
A    Assuming all preferred shares are tendered under the Offer of Conversion, the book value and tangible book value of the Company, as of June 30, 2003 would have increased by approximately $700,000, and the Company's current liabilities would be reduced by this same amount.

Q    What would the Company do with the cash that would have otherwise been used for the payments of the accrued and future dividends?
A    The Company intends to use the additional cash to reduce debt and invest in new product development.

Q    What are the tax consequences of this conversion?

A    Because your tax consequences depend on various factors, including the nature of your initial investment, whether purchased individually, in an entity form, in a retirement account, where you reside, and other factors, please consult with your tax advisor with regard to the tax consequences of the Offer of Conversion. See "The Offer of Conversion and Consent--Federal
     Income Tax Consequences."

Q    Should I consent to the amendment to the Certificate of Designation?

A    Whether or not you decide to accept the Offer of Conversion, we recommend that you consent to the amendment. Acceptance of the amendment, in conjunction with preferred shareholders electing to convert their preferred stock under the terms of the Certificate of Designation or to exchange their preferred stock pursuant to the Offer of Conversion, will facilitate elimination of the preferred class, allowing the Company to use funds that are payable as dividend payments for the Company's operations. If you are planning to accept the Offer of Conversion, we require that you also consent to the amendment.

Q    What happens if a majority of the preferred shares consent to the amendment to the Certificate of Designation?

A    The Certificate of Designation will be amended. If shareholders representing a majority of the preferred shares outstanding approve the amendment and accept the Offer of Conversion, all remaining preferred shares will be required to thereafter convert. If shareholders representing a majority of the preferred shares outstanding approve the amendment but less than a majority accept the Offer of Conversion, then at a future date as preferred shareholders convert their preferred stock under the terms of the certificate of designation and causes less than 50% of the originally issued preferred shares to be outstanding, all remaining preferred shares will be required to convert.

Q    What happens if less than a majority of the preferred shares consent to the amendment to the Certificate of Designation?

A    The Certificate of Designation will not be amended, and will continue to operate as currently in effect.

                                       5

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SUMMARY OF EFFECTS ON ACCEPTANCE

PREFERRED HOLDERS                           APPLICABLE CONVERSION RATE    DIVIDENDS/INTEREST AND VOTING RIGHTS
-----------------                           --------------------------    ------------------------------------

All preferred holders                       1 preferred for 5 common      11.5% per share annually, subject to
under existing Certificate of Designation                                 dividend payment limitations placed
                                                                          by the Company's senior lending
                                                                          agreement.

                                                                          No voting rights on preferred.

Those Who Reject Offer of Conversion
under amended Certificate of Designation:

     50% or more of originally issued       1 preferred for 5 common      11.5% per share annually, subject to
     preferred remain outstanding                                         dividend payment limitations placed
                                                                          by the Company's senior lending
                                                                          agreement

                                                                          No voting rights on preferred.

     Less than 50% of originally issued     1 preferred for 5 common      Automatic conversion.  Unpaid accrued
     preferred remain outstanding                                         dividends and interest to be paid,
                                                                          subject to the Company's ability to
                                                                          do so.

                                                                          No voting rights on preferred.

Those Who Accept Offer of Conversion        1 preferred for 10 common     Converted to Common.  Dividends and
                                                                          interest waived.

                                                                          Voting rights on common.

                                       6

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                      CERTAIN INFORMATION ABOUT THE COMPANY

BUSINESS

Media Sciences International, Inc., a Delaware corporation, is a manufacturer of supplies for digital workgroup color printers. Our wholly owned subsidiary,
Media Sciences, Inc., manufactures and distributes color printer supplies, including solid ink sticks and color toner cartridges for use in Xerox and other color printers. Media Sciences distributes these products internationally through a network of dealers and distributors. We intend to grow this business through an expansion of our product line, expansion of our distribution channels and through demand creation marketing programs. Our wholly owned subsidiary,
Cadapult Graphic Systems, Inc., sells supplies directly to certain end users through our No-Cap Color program and to those with whom we have a historical relationship.

Our executive offices are located at 40 Boroline Road, Allendale, New Jersey
07401, telephone number: 201-236-9311.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of the date of this Offer of Conversion.

NAME               POSITION
----------------   -------------------------------------------------------------
Michael W. Levin   Chief Executive Officer, President, and Chairman of the Board
Frances Blanco     Vice President Marketing and Investor Relations, Treasurer,
                   Secretary and Director
Duncan Huyler      Vice President Operations and Technical Services
Duncan Yates       Vice President Sales
Denise Hawkins     Vice President and Controller
Paul C. Baker      Director
Edwin Ruzinsky     Director
Donald Gunn        Director and Vice President of Media Sciences, Inc.
Henry Royer        Director
Sagiv Shiv         Director

The business address and telephone number for each of our executive officers and directors is: c/o Media Sciences International, Inc., 40 Boroline Road,
Allendale, New Jersey 07401, telephone number: 201-236-9311.

                          DESCRIPTION OF OUR SECURITIES

GENERAL

Our authorized capital consists of 20,000,000 shares of common stock, par value
$.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Our Certificate of Incorporation allows our Board of Directors to issue shares of preferred stock in one or more series. The Board can fix for each series, voting powers, designations, preferences and relative, participating, or other special rights to the extent permissible under the Delaware General Corporation
Law.

The Board has designated 1,000,000 shares as Series A Preferred Stock.

The Board, without a vote of the Series A Preferred Stock holders, can increase the number of authorized Series A Preferred Stock above the number of shares of
Series A Preferred Stock actually outstanding at any time.

                                        7

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As of October 24, 2003, 3,577,210 shares of common stock were issued and outstanding and there were 547,500 shares of our Series A Preferred Stock issued and outstanding.

COMMON STOCK

The holders of the common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of our directors can elect all of the directors, and in such an event, the holders of the remaining shares will be unable to elect any of our directors. Our certificate of incorporation does not provide that the holders of common stock have any preemptive right.

The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine, subject to the rights of the holders of our preferred stock. Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to the stockholders will be distributed equally among the holders of the shares, subject to the rights of the holders of our preferred stock.

THE PRIVATE PLACEMENT OF UNITS OF OUR SECURITIES

The Company's outstanding preferred stock was issued in connection with a private placement offering, conducted by the Company between October 1999 and
March 2000, of units of the Company's securities, at $10 per unit. Each unit consisted of: (i) one share of the Company's Series A preferred stock, bearing
11.5% annually on the purchase price of $10 (allocating the unit purchase of $10 to the one share of preferred stock included in each unit) and convertible into the Company's common stock under a specified conversion formula; and (ii)
warrants to purchase a total of two shares of the Company's common stock, exercisable until October 1, 2004 at $4.50 per share.

PREFERRED STOCK

Each share of Series A preferred stock bears a fixed dividend at an annual rate of 11.5% on your $10 per share purchase price, or $1.15 per share each year. For information about the Company's history of and ability to make dividend payments, please refer to the section entitled "Dividends" below.

The preferred stock does not carry voting rights.

While we have Series A Preferred Stock outstanding, we will not materially and adversely alter the rights of the Series A Preferred Stock without the consent of a majority of the Series A Preferred Stock holders. Under certain circumstances, we can redeem the shares of Series A Preferred Stock for $15.00 per share, plus all accrued and unpaid dividends.

If we liquidate, wind-up or dissolve, we will pay to the holder, for each share of Series A Preferred Stock, the sum of $10 plus unpaid dividends out of our available assets. Once paid, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of our company. If our assets are not enough to pay them, then the holders of Series A Preferred Stock shall share ratably in such distribution of assets.

CONVERSION FEATURE OF PREFERRED STOCK

Our Series A preferred stock is convertible into shares of common stock.

For two years from December 10, 1999, each holder of Series A preferred stock could convert one series A preferred share into 3.077 shares of common stock.
Initially, each share of preferred stock purchased at $10 was convertible into shares of the Company's common stock at a conversion price of $3.25 per share of common stock, or in other words, one share of preferred stock purchased at $10 could be converted into $10 worth of common stock assuming a common stock per share value of $3.25. Since 1 preferred share valued at $10 corresponds to 3.077 shares of common stock valued at $3.25 per share, the initial conversion ratio was 1 preferred to 3.077 common shares.

                                        8

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The terms of the preferred stock provide that on two occasions, December 10,
2001 and December 10, 2003, the conversion rate would be adjusted based on 75%
of the average market value of the common stock during at the 90 day period before the reset date, rather than at $3.25.

The terms of the preferred stock also provide for a floor conversion price for the common stock at $2 per share, meaning that one share of preferred stock purchased at $10 could be converted into $10 worth of common stock assuming a share of common stock was $2. Thus, the maximum number of shares of common stock that one preferred share could be converted into is five, since 1 preferred share valued at $10 corresponds to 5 common shares valued at $2 per share.

On December 10, 2001, the conversion rate was adjusted from 1 preferred into
3.077 common shares to 1 preferred into 5 common shares. Because 75% of the average market value of the Company's common stock for the 90 days before
December 10, 2001 was less than $2 per share, the floor conversion price of $2 per share of common stock was used to calculate the reset conversion rate. Since
1 preferred share valued at $10 corresponds to 5 common shares valued at $2 per share, the reset conversion ratio was 1 preferred into 5 common shares.

On December 10, 2003, the conversion rate will be adjusted again, and for the last time. The reset conversion rate will be determined by calculating how many shares of common stock would equal your preferred stock purchase price of $10, assuming a share of common stock had a value equal to 75% of the average bid price of our common stock during the 90 days preceding December 10, 2003, with a floor conversion price of $2 per common share, so that, after December 10, 2003 the maximum number of shares of common stock issuable upon conversion will be 5 common shares.

Based on the historical prices of the Company's common stock, which have been consistently below $2 per share for approximately two years, the conversion rate after adjustment on December 10, 2003 will in all likelihood remain at the current conversion rate of 1 preferred into 5 common shares, since the $2 conversion floor will likely apply. For the conversion rate to be other than at the ratio of 1 preferred into 5 common shares, the price of the Company's common shares for the 90 days before December 10, 2003 would have to rise significantly to average $2.667 or more for the 90 day period. That is very unlikely to occur, since the common stock price since the beginning of this 90 day period in
September 2003 to date has remained below $2 per share and the 90 day period is almost over.

DIVIDENDS

We have never declared any cash dividends on our common stock. Future cash dividends on the common stock, if any, will be at the discretion of our Board of
Directors and will depend on our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the Board of Directors may consider important.

Unless and until we have fully paid all dividends on the outstanding shares of
Series A Preferred Stock, we cannot declare or pay cash dividends, or distribute or set aside assets, for any of our other securities.

Our Series A Preferred Stock bears a fixed dividend at an annual rate of 11.5%
on your $10 per share purchase price, or $1.15 per share. Dividends are to be paid in cash each quarter in arrears. The first dividend payment occurred on
January 1, 2000.

Pursuant to an amendment to the Certificate of Designation of the Series A
Preferred Stock, no payments of dividends or deferred dividends shall be made if
Media Sciences is in default of its senior lending agreement or if such payment causes an event of default under the senior lending agreement.

The senior lending agreement restricts the payment of dividends if certain financial conditions are not met. Under the senior lending agreement, we are required to maintain a certain level of tangible capital funds. Tangible capital funds is defined as the sum of stockholders' equity, plus subordinated debt,
                                                     ----
plus dividends payable, minus intangibles and loans to stockholders, employees,
----                    -----
other related parties. The lender sets the level of tangible capital funds that we are required to maintain. For December 31, 2003, March 31, 2004 and June 30,
2004, the minimum levels have been set at $700,000, $800,000, and $900,000.
Additionally, under the senior lending agreement, we are required to maintain a debt service coverage ratio of not less than 1.2 to 1. The ratio is determined on a quarterly basis, considering net income plus interest expense, tax expense,
                                             ----
depreciation and amortization expense, less, the
                                       ----

                                        9

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sum of dividends actually paid, unfunded capital expenditures and taxes actually paid, divided by the sum of the current portion of long term debt actually paid,
      ----------
any unscheduled debt payments, and interest expense actually paid.

We do not pay, but accrue, dividends if payment would violate the terms of the senior lending agreement. We have not been, are not currently, and do not anticipate that we will be, in default of the financial restrictions of the senior lending agreement as long as we do not make payment on all currently accrued but unpaid dividends at one time. As of June 30, 2003, and as of
September 30, 2003, payment of all accrued but unpaid dividends would have violated the tangible capital funds level and the debt service coverage ratio that we are required to maintain under the senior lending agreement. We believe that we may qualify to recommence the payment of dividends on January 1, 2004, but we cannot predict the amount of accrued dividends that we will be permitted to pay until the end of the December 31, 2003 quarter. We expect the amount of permissible dividend payments on January 1, 2004 will exceed the quarterly dividend payment amount of $157,406, but will be substantially less than an amount to pay all accrued but unpaid dividend.

In connection with the Company's years ended June 30, 2002 and June 30, 2003 and the quarter ended September 30, 2003, the Company paid or accrued dividends as follows:

     o    in the three month period ended September 30, 2001, the Company paid accrued dividends totalling $2,157 through issuance of 1,961 shares of common stock valued at $1.10 per share, and accrued $157,406 in dividends; and, as of September 30, 2001, an aggregate of $325,847 in dividends remained accrued and unpaid;

     o    in the three month period ended December 31, 2001, the Company paid cash dividends of $157,407, paid accrued dividends totalling $163,731 through issuance of 5,750 shares of common stock valued at $1.10 per share, and through a cash payment of $157,406; and, as of December 31,
          2001, an aggregate of $162,116 in dividends remained accrued and unpaid;

     o    in the three month period ended March 31, 2002, the Company paid cash dividends of $157,406, and paid accrued dividends of $81,003; and, as of March 31, 2002, an aggregate of $81,113 in dividends remained accrued and unpaid;

     o    in the three months ended June 30, 2002, the Company paid accrued dividends of $81,113 and paid dividends totalling $43,556 through issuance of 45,847 shares of common stock valued at $0.95 per share, and accrued $113,849 in dividends; and, as of June 30, 2002, an aggregate of $113,849 in dividends remained accrued and unpaid;

     o    in the three months ended September 30, 2002, the Company paid dividends totalling $43,556 through issuance of 45,847 shares of common stock valued at $0.95 per share, accrued $113,850 in dividends;
          and, as of September 30, 2002, an aggregate of $227,700 in dividends remained accrued and unpaid;

     o    in the three months ended December 31, 2002, the Company, accrued
          $157,407 in dividends; and, as of December 31, 2002, an aggregate of
          $385,107 in dividends remained accrued and unpaid;

     o    in the three months ended March 31, 2003, the Company accrued $157,406 in dividends; and, as of March 31, 2003, an aggregate of $542,513 in dividends remained accrued and unpaid;

     o    in the three months ended June 30, 2003, the Company accrued $157,406 in dividends; and, as of June 30, 2003, an aggregate of $699,919 in dividends remained accrued and unpaid;

     o    in the three months ended September 30, 2003, the Company accrued
          $157,406 in dividends; and, as of September 30, 2003, an aggregate of
          $857,325 in dividends remained accrued and unpaid.

On January 1, 2004, preferred shares that remain outstanding after this Offer of
Conversion will be entitled to dividends for the quarter ended December 31, 2003 at the rate of $0.2875 per share per quarter.

                                        10

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MARKET INFORMATION FOR OUR COMMON AND PREFERRED STOCK

Our preferred stock does not trade on an exchange and there is no established market for our preferred stock. Any trading in shares of preferred stock takes place in privately-negotiated transactions among holders, or transactions through market makers, that are not generally reported; however, we are not aware of any such privately-negotiated transactions.

Our common stock is listed on the American Stock Exchange under the symbol
"GFX". From July 10, 1998 to August 8, 2000, our common stock was quoted on the
OTC Bulletin Board under the symbol "GRFX". The following table sets forth for the periods indicated, the high and low closing sale prices for a share of our common stock, during the relevant periods, as reported by the American Stock
Exchange.

FISCAL YEAR             QUARTER ENDED                   HIGH             LOW
-----------             -------------                   -----            -----

2002                    September 30, 2001              $2.00            $1.00
                        December 31, 2001               $1.50            $1.04
                        March 31, 2002                  $1.30            $1.00
                        June 30, 2002                   $1.19            $0.95
2003                    September 30, 2002              $1.00            $0.60
                        December 31, 2002               $0.85            $0.50
                        March 31, 2003                  $0.63            $0.47
                        June 30, 2003                   $0.60            $0.40
2004                    September 30, 2003              $1.59            $0.45

The following table sets forth for the high and low closing weekly sale prices for a share of our common stock, as reported by the American Stock Exchange, during the present quarterly period through November 21, 2003.

FISCAL YEAR             WEEK ENDED                      HIGH             LOW
-----------             -------------                   -----            -----

2004                    October 3, 2003                 $1.34            $1.15
                        October 10, 2003                $1.30            $1.19
                        October 17, 2003                $1.20            $1.11
                        October 24, 2003                $1.20            $1.10
                        October 31, 2003                $1.25            $1.11
                        November 7, 2003                $1.25            $1.10
                        November 14, 2003               $1.17            $1.08
                        November 21, 2003               $1.20            $1.15

                       THE OFFER OF CONVERSION AND CONSENT

OFFER OF CONVERSION

Upon the terms and subject to the conditions of the Offer of Conversion, we will exchange all 547,500 shares of Series A Preferred Stock outstanding, or such lesser number of shares of preferred stock as are validly tendered and not withdrawn prior to the expiration date, for common stock at an exchange rate of
1 preferred for 10 common shares. If all preferred stockholders accept this offer, we will issue up to 5,475,000 shares of common stock, par value $0.001 per share.

This Offer of Conversion is not subject to any minimum on the number of shares of preferred stock tendered from the class of preferred shareholders; however, each individual shareholder must tender all of its preferred stock to accept the offer. If you decide to accept the Offer of Conversion, you must consent to the proposed amendment to the Certificate of Designation.

                                        11

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If you accept the Offer of Conversion, you will not receive any dividends or interest with respect to such shares, including dividends and interest thereon accumulated to date. If you do not accept the Offer of Conversion, you will retain your dividends rights under the Certificate of Designation.

Your participation in the Offer of Conversion is voluntary and holders of shares of preferred stock should carefully consider whether to accept the terms and conditions of the Offer of Conversion. Holders of the shares of preferred stock are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Offer of Conversion.

PURPOSE OF OFFER OF CONVERSION

We are making the Offer of Conversion at this time because:

         -   The Offer of Conversion provides a means for you to gain greater liquidity on your investment in the Company. A trading market exists for our common stock. A trading market does not exist for our preferred stock.
         -   The Offer of Conversion affords you the opportunity to receive significantly more shares of common stock than you would be entitled to receive under the conversion provisions of the preferred stock. Under our present Certificate of Designation, each share of preferred stock is currently convertible into 5 shares of common stock. Under this Offer of Conversion, you would be entitled to receive 10 shares of common stock.
         -   Acceptance of the Offer of Conversion will reduce or eliminate dividend payments on the preferred stock, which funds could be utilized to grow our business at a faster pace.

USE OF PROCEEDS

We will not receive any cash proceeds from the Offer of Conversion. Shares of preferred stock surrendered in exchange for shares of common stock will be retired and cancelled and cannot be reissued.

EXPIRATION DATE; AMENDMENT; TERMINATION

This offer expires a 5:00 p.m., New York City time, on Wednesday, December 31,
2003, unless and until we extend the period of time during which the Offer of
Conversion will remain open. We will not terminate this offer prior to the expiration date.

If there is any waiver, amendment, or modification to this Offer of Conversion, it will apply to all shares of preferred stock tendered, regardless of when or in what order such preferred stock was tendered. Any extension or termination of the Offer of Conversion or any amendment or modification of the terms set forth in the Offer of Conversion, will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, unless otherwise required by applicable law or regulation.

If the Offer of Conversion is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of an Offer of Conversion supplement that will be distributed to record holders of preferred stock. In addition, we will extend the Offer of Conversion for a period of five to ten business days, or even up to twenty days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the
Offer of Conversion would otherwise expire during such five to twenty business day period.

We will inform you of any material information regarding any changes to the
Offer of Conversion by first class, certified or overnight mail, or, if you have authorized us to do so, by facsimile or other similar means calculated to reasonably ensure that you receive such information.

                                        12

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CONDITIONS

Notwithstanding any other provision of this Offer of Conversion, we will not be required to accept for exchange shares of preferred stock tendered pursuant to the Offer of Conversion and may terminate, extend or amend the Offer of
Conversion if:

         (a)      any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Offer of Conversion which, in our reasonable judgment, might materially impair our ability to proceed with the Offer of Conversion;
         (b)      any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the Offer of Conversion; or
         (c)      any governmental approval has not been obtained, which
                  approval we, in our reasonable discretion, shall deem
                  necessary for the consummation of the Offer of Conversion as contemplated hereby.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time prior to the expiration of the offer and to the extent we have not accepted your tender. We will not assert or waive any conditions of the offer, other than those relating to necessary governmental approvals, subsequent to expiration.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     (1)  refuse to accept shares of preferred stock and return all tendered shares to the tendering holders,

     (2)  extend the Offer of Conversion and retain all shares of preferred stock tendered prior to the expiration of the Offer of Conversion, subject, however, to the rights of holders to withdraw their tendered shares; or
     (3)  waive the unsatisfied conditions with respect to the Offer of
          Conversion and accept all properly tendered shares of preferred stock which have not been withdrawn. If such waiver constitutes a material change to the Offer of Conversion, we will promptly disclose this waiver by means of an Offer of Conversion supplement that will be distributed to the record holders of preferred stock. We will also extend the Offer of Conversion for a period of five to ten, or up to twenty, business days, depending upon the significance of the waiver and the manner of disclosure to the record holders, if the Offer of
          Conversion would otherwise expire during such five to ten or twenty business day period.

PROCEDURES FOR ACCEPTING THE OFFER OF CONVERSION

A holder who wishes to tender preferred stock for exchange pursuant to the Offer of Conversion must transmit a properly completed and duly executed Election
Form, or a facsimile thereof, together with any required signatures, to the
Company prior to 5:00 p.m., New York City time, on the expiration date.

In addition, you shall submit your preferred stock certificate(s) to the Company for cancellation. If you desire to tender shares of preferred stock pursuant to this Offer of Conversion, but the certificates representing such shares of preferred stock have been mutilated, lost, stolen or destroyed, you should write to or telephone the Company about procedures for obtaining replacement certificates for such preferred stock, arranging for indemnification or about any other matter.

Any beneficial owner whose shares of preferred stock are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on his own behalf, the owner must, prior to completing and executing the Election Form and delivering the beneficial owner's shares of preferred stock, either make appropriate arrangements to register ownership of the shares of preferred stock in that owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time.

                                        13

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If the Election Form is signed by a person other than the registered holder of any shares of preferred stock listed therein, these shares of preferred stock must be endorsed or accompanied by a properly completed stock power and signed by the registered holder as the registered holder's name appears on the shares of preferred stock.

If the Election Form or shares of preferred stock or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, unless waived by us. Evidence satisfactory to us of their authority to act must be submitted with the Election
Form.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered shares of preferred stock in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all shares of preferred stock not properly tendered or any shares of preferred stock, our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender, which waiver would apply to all tendered shares. Our interpretation of the terms and conditions of the Offer of Conversion, including the instructions in the Election Form, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of shares of preferred stock must be cured within the time as we shall determine. Neither the Company, nor any other person, shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of shares of preferred stock. Tenders of shares of preferred stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any shares of preferred stock received by the Company that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Any shares of preferred stock received by the
Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering shareholder, unless otherwise provided in the Election Form, promptly. By tendering, each shareholder will represent to us, among other things, that it is not a restricted shareholder.

DELIVERY OF SHARES OF COMMON STOCK UPON ACCEPTANCE OF OFFER OF CONVERSION

In all cases, the issuance of shares of common stock for shares of preferred stock that are accepted for exchange pursuant to the Offer of Conversion will be made only after timely receipt by the Company of certificates for the shares of preferred stock, a properly completed and duly executed Election Form or agent's message and all other required documents. If any tendered shares of preferred stock are not accepted for any reason set forth in the terms and conditions of the Offer of Conversion, or if shares of preferred stock are submitted for a greater principal amount than the shareholder desires to exchange, these unaccepted or non-exchanged shares of preferred stock will be returned without expense to the tendering shareholder of these shares of preferred stock.

WITHDRAWAL OF ACCEPTANCE

You may withdraw your tender at any time prior to the expiration date.
Additionally, you may withdraw your tender for a period of forty business days from the commencement of this Offer of Conversion to the extent your shares have not yet been accepted.

To withdraw a tender of shares of preferred stock in the Offer of Conversion, a written or facsimile transmission notice of withdrawal must be received by the
Company at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must:

     (1)  specify the name of the person having deposited the shares of preferred stock to be withdrawn;
     (2)  identify the shares of preferred stock to be withdrawn (including the certificate number or numbers and principal amount of such shares of preferred stock); and
     (3)  be signed by the shareholder in the same manner as the original signature on the Election Form by which such shares of preferred stock were tendered, or be accompanied by documents of transfer sufficient to have the trustee with respect to the shares of preferred stock register the transfer of these shares of preferred stock into the name of the person withdrawing the tender.

                                        14

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If certificates for shares of preferred stock have been delivered to us for exchange, then, prior to the release of such certificates, the withdrawing shareholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal. We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of those notices, which determination shall be final and binding on all parties. Any shares of preferred stock so withdrawn will be deemed not to have been validly tendered for purposes of the Offer of Conversion and no Common stock will be issued with respect thereto unless the shares of preferred stock so withdrawn are validly re-tendered. Properly withdrawn shares of preferred stock may be re-tendered by following one of the procedures described above.

Any shares of preferred stock which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Offer of Conversion will be returned promptly after withdrawal, rejection of tender or termination of the Offer of Conversion to the shareholder of the shares of preferred stock, without cost to the shareholder.

EFFECTS AND SIGNIFICANT CONSIDERATIONS

Your election to convert and exchange your shares of preferred stock will reduce the number of outstanding preferred shares and the number of preferred holders, and increase the number of outstanding shares of common stock. Depending upon the number of shares purchased, the liquidity and market value of the remaining outstanding shares of common stock and of preferred stock could be adversely affected.

The units containing the shares of preferred stock were issued in a private placement offering concluded in March 2000 and are not listed on any national or regional securities exchange. Prices and trading volumes of the preferred stock are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the preferred stock, may differ from actual trading prices and should be viewed as approximations. We cannot assure you that any trading market will exist for the preferred stock following the Offer of
Conversion. To the best of the Company's knowledge, all of the present holders of the preferred stock are the original preferred stockholders, and there is little or no trading activity in the preferred stock.

The preferred stock does not now trade on any exchange and to the extent that preferred stock is tendered and accepted for payment pursuant to the Offer of
Conversion, the trading volume of preferred stock that remains outstanding could be more limited than before. The extent of the market for the preferred stock and the availability of market quotations will depend upon the number of holders of the preferred stock remaining at such time, the interest in maintaining a market in the preferred stock on the part of securities firms and other factors.
As a result, there can be no assurance that there will be any trading market for the preferred stock after consummation of the Offer of Conversion. Reduced trading volume also may make the trading price of preferred stock that is not purchased in the Offer of Conversion more volatile.

If you participate in the Offer of Conversion, you will acquire common stock with voting rights, but you will forego the right to any accrued, but unpaid, and future dividends or interest on your preferred stock. You are currently entitled to dividends at a rate of 11.5% per year on your $10 per share purchase price, or $1.15 per share per year. As of September 30, 2003, dividends aggregating $857,325 remain accrued and unpaid on the outstanding preferred stock, or, approximately $1.57 per share. On January 1, 2004, preferred shares that remain outstanding after this Offer of Conversion will be entitled to dividends for the quarter ended December 31, 2003 at the rate of $0.2875 per share per quarter.

If you do not participate in the Offer of Conversion, you will retain your conversion rate set forth in the Certificate of Designation, currently at 1 preferred to 5 common shares, and retain your dividend rights; however, if the amendment to the Certificate of Designation becomes effective, you may at a future date, become subject to an automatic conversion at the conversion rate set forth in the Certificate of Designation, and, if automatically converted, you will lose future dividend rights.

                                        15

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As a group, existing preferred shareholders who accept the Offer of Conversion may acquire significant voting control of the Company, depending on the number of shares tendered and exchanged, and the Company's officers and directors may lose voting control of the Company.

We presently have 3,577,210 shares of common stock outstanding. As of November
14, 2003, the Company's officers and directors own 1,815,335 shares of common stock and have to rights to acquire a total of an additional 1,137,605 shares of common stock within 60 days upon exercise and conversion of options and warrants and 500,000 shares upon conversion of preferred stock. This represents beneficial ownership of 66.2% of the Company's common stock. One outside director of the Company is the President of Berthel SBIC, LLC, which owns
100,000 shares of preferred stock. No other officer or director of the Company owns shares of preferred stock. Berthel has indicated that it will accept the
Offer of Conversion. If all of the shares of preferred stock are exchanged for common stock pursuant to this Offer of Conversion, we will issue 5,475,000 shares of common stock to preferred shareholders, and we will have 9,052,210 shares outstanding after the exchange. If all preferred shareholders tender their shares, the Company's officers and directors would own 2,815,335 shares of common stock and have to right to acquire an additional 1,137,605 shares of common stock within 60 days upon exercise of options and warrants. This would represent beneficial ownership of 35.8% of the Company's common stock. After the exchange, if all preferred shareholders tender their shares, the preferred shareholders as a group will own approximately 60.5% shares of common stock outstanding. Accordingly, the tendering preferred shareholders as a group will have the power to approve or reject all voting matters presented to the common stockholders requiring majority approval.

After completion of the Offer of Conversion, depending on the number of shares tendered and exchanged, certain preferred shareholders who accept the Offer of
Conversion may become subject to beneficial ownership and other reporting obligations under the Securities Exchange Act of 1934. Such reporting obligations may apply once a shareholder reaches a 5% ownership threshold.
Compliance with S.E.C. ownership reporting obligations is a shareholder's personal responsibility, and not that of the Company. You should consult your own advisors in this regard.

ACCOUNTING TREATMENT

The exchange of shares of preferred stock for shares of common stock will be treated as an induced conversion for accounting purposes under U.S. GAAP.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain United States ("U.S.") federal income tax consequences to holders of preferred stock who exchange their preferred stock for common stock pursuant to the Offer of Conversion. This discussion is based upon the Internal Revenue Code of 1986, as amended (the
"Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. Tax consequences which are different from or in addition to those described herein may apply to holders of preferred stock who are subject to special treatment under the U.S. federal income tax laws, such as non-U.S.
persons, tax-exempt organizations, financial institutions, insurance companies, broker-dealers, Holders who hold their preferred stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of preferred stock and one or more other investments, and persons who acquired their shares in compensatory transactions.
This discussion does not address non-U.S. or state or local tax considerations.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES BELOW IS FOR GENERAL
INFORMATION ONLY. THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS
OF THE TAX CONSEQUENCES OF THE OFFER OF CONVERSION TO A HOLDER OF PREFERRED
STOCK. EACH HOLDER OF PREFERRED STOCK SHOULD CONSULT A TAX ADVISER REGARDING THE
PARTICULAR FEDERAL, STATE, LOCAL, U.S. AND NON-U.S. TAX CONSEQUENCES OF THE
CONVERSION IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE CONSEQUENCES
OF IF YOU ACCEPT OR DO NOT ACCEPT THE OFFER OF CONVERSION.

                                        16

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The exchange pursuant to the Offer of Conversion will qualify as a reorganization under section 368(a)(1)(E) of the Code. Accordingly, the following U.S. federal income tax consequences will occur:

     1.   the Company will not recognize gain or loss as a result of the exchange;
     2.   you will not recognize gain or loss upon the receipt of common stock solely in exchange for the face amount of your preferred stock pursuant to the Offer of Conversion. However, you may recognize a loss on the waived accrued and unpaid dividends and interest, and you may be treated as having received a distribution on the preferred stock to the extent common stock is received for accrued but unpaid dividends on the preferred stock. Common stock is deemed received for accrued and unpaid dividends only to the extent that the fair market value of the aggregate common stock received in the exchange exceeds the aggregate issue price of the preferred stock surrendered. Any deemed distribution for accrued dividends will be treated as a taxable dividend (to the extent of the Company's accumulated or current earnings and profits, if any), then as a tax-free return of capital to the extent of your basis in your preferred stock, and thereafter as capital gain;
     3.   the aggregate tax basis of the shares of common stock received by you in exchange for your shares of preferred stock will be the same as the aggregate tax basis of the preferred stock surrendered in exchange therefor, increased by any taxable amounts realized for accrued and unpaid dividends on the preferred stock; and
     4.   the holding period of the shares of common stock received tax free by you in exchange for your shares of preferred stock will include the holding period of the shares of the preferred stock surrendered, provided that such shares of preferred stock are held as capital assets at the effective time of the exchange. The holding period for common stock received for accrued and unpaid dividends will start a new holding period.

Although there is no authority which directly addresses the type of modifications of the terms of the preferred stock that would occur upon adoption of the proposed amendment to the terms of the preferred stock, a stockholder who retains its preferred stock should not be treated as having exchanged its non-tendered preferred stock for new preferred stock and, therefore, should not recognize any gain or loss as result of such proposed amendments. Even if the adoption of the proposed amendments did result in a deemed exchange, however, such deemed exchange should be treated as a tax-free recapitalization for United
States federal income tax purposes. In such a recapitalization, the stockholder generally would not recognize any gain or loss, except to the extent of any accrued but unpaid dividends which will generally constitute ordinary income to the non-tendering stockholder.

CERTAIN SECURITIES LAWS CONSIDERATION

All of the 547,500 shares of preferred stock outstanding were issued by the
Company concluded in 2000 pursuant to a private offering that was not registered pursuant to the Securities Act or any state securities laws. Subsequently, we filed a shelf registration covering resales of common stock issuable upon conversion thereof. The shares of common stock to be issued in the exchange are being offered pursuant to an exemption from the registration requirements of the
Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9)
provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under
Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act.

Accordingly, if you tender shares of preferred stock that are "restricted securities" within the meaning of Rule 144 under the Securities Act, the shares of common stock you receive in the Offer of Conversion will be restricted securities and will not be freely tradable, and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144(K) under the Securities Act of 1933. If the shares of preferred stock you tender are not so "restricted," your shares of common stock that you receive will be freely tradable.

                                        17

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Within 30 days after the completion of this Offer of Conversion, the Company will use its best efforts to file, seek effectiveness, and periodically update, a registration statement with the SEC covering the resale of the shares of common stock issued pursuant to the Offer of Conversion. There can be no assurance that a registration statement will become effective or remain effective.

CONSENT TO AMEND CERTIFICATE OF DESIGNATION

In connection with the Offer of Conversion, we are seeking consents to the adoption of an amendment to the Certificate of Designation of Series A Preferred
Stock. The proposed amendment will not become operative unless a majority of the outstanding preferred stock approve the amendment. You cannot tender your preferred shares without consenting to the proposed amendments. If you validly tender preferred stock, you will, by the act of tendering, be consenting to the proposed amendments.

The language of the proposed amendment is:

          Upon conversion, exchange or other transaction with the Company of 50%
          or more of the originally issued Series A Preferred Stock, such that less than 50% of the originally issued Series A Preferred Stock becomes outstanding at any time, upon such event, the remaining outstanding Series A Preferred Stock shall be automatically converted at the Per Share Conversion Price set forth in Section 4(a)(iv), without any further act required of the holder of such preferred stock.

Approval of a majority of the outstanding shares of Series A Preferred
Stock, or 50.0001%, is required to adopt the proposed amendment.

If the proposed amendments become effective, if less than a majority of the
547,500 outstanding shares of preferred stock is outstanding, the remaining preferred stockholders will be automatically converted to common stock at the rate set forth in the Certificate of Designation.

If we purchase tendered preferred stock pursuant to the Offer of Conversion and the proposed amendment to the Certificate of Designation becomes operative, the amended Certificate of Designation will bind all non-tendering Holders. The amended Certificate of Designations, if adopted, will be binding on all our preferred stockholders who do not tender their preferred stock in the offer.

                       INTERESTS OF DIRECTORS AND OFFICERS

Other than Henry Royer, no other director, officer, or affiliate of the Company owns shares of the Company's preferred stock.

Henry Royer, a director of the company, is President of Berthel SBIC, LLC, which owns 100,000 shares of preferred stock, representing 18% of the Company's outstanding preferred stock. Berthel is eligible to tender its preferred shares under the terms of the Offer of Conversion. Henry Royer recused himself from the
Board of Directors discussions and authorization of this Offer of Conversion and
Amendment Consent. Berthel has indicated that it will accept the Offer of
Conversion and consent to the amendment to the Certificate of Designation.

Berthel purchased its shares of preferred stock from the Company in the same private placement offering of units of the Company's securities commenced in
October 1999 pursuant to which the other outstanding preferred shareholders purchased their preferred stock under the offering price and terms of the private placement offering.

Neither the Company, nor any subsidiary of the Company nor, to the best of the
Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the preferred stock during the 60 business days prior to the date hereof.

                                       18

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                                 EXCHANGE AGENT

The Company is acting as the exchange agent in connection with the Offer of
Conversion. The Company's President, Michael W. Levin, is the contact person for all matter in connection with the Offer of Conversion and Amendment Consent. All questions concerning the Offer of Conversion and the Amendment Consent,
including the procedures for tendering in the Offer of Conversion and requests for assistance in tendering your shares of preferred stock, and all completed
Election Forms, should be directed to the attention of Michael W. Levin,
President.

                                FEES AND EXPENSES

The Company will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of preferred stock pursuant to the Offer of
Conversion and Amendment Consent. The Company may, however, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer of Conversion and related materials to the beneficial owners of preferred stock held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the
Company for purposes of the Offer of Conversion.

The Company will pay or cause to be paid all stock transfer taxes, if any, on its exchange of preferred stock. All fees and expenses of the Company attributable to the Offer of Conversion will be paid by the Company.

                              FINANCIAL STATEMENTS

Presented below are summarized financial information. For more detailed financial information about the Company, please refer to the Company's Annual
Report on Form 10-KSB for the year ended June 30, 2003, and the Quarterly Report on Form 10Q-SB for the quarterly period ended September 30, 2003, copies of which have been furnished to you in connection with the Offer of Conversion.

The following unaudited pro forma information presents the effects of the Offer of Conversion assuming that all 547,500 shares of preferred stock are exchanged into 5,475,000 shares of common stock, as if the exchange occurred as of June
30, 2002 for the unaudited balance sheet data, and as of June 30, 2002 for unaudited statement of operations data and unaudited other data.

                                       19

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BALANCE SHEET INFORMATION

                                                     YEAR ENDED JUNE 30, 2003
                                       ASSETS        ACTUAL         PRO FORMA
                                                   ------------    ------------
CURRENT ASSETS:
 Cash and equivalents                              $     66,467    $     66,467
 Accounts receivable, less allowance for
    doubtful accounts of $35,000                      1,841,060       1,841,060
 Inventories                                          1,089,809       1,089,809
 Deferred income taxes                                1,000,000       1,000,000
 Prepaid expenses and other current assets              173,050         173,050
                                                   ------------    ------------
   Total Current Assets                               4,170,386       4,170,386
                                                   ------------    ------------

PROPERTY AND EQUIPMENT, NET                           1,362,734       1,362,734
                                                   ------------    ------------

OTHER ASSETS:
 Goodwill and other intangible assets, net            4,478,190       4,478,190
 Deferred income taxes                                   47,315          47,315
 Other assets                                            58,102          58,102
                                                   ------------    ------------
                                                      4,583,607       4,583,607
                                                   ------------    ------------

                                                   $ 10,116,727    $ 10,116,727
                                                   ============    ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Short-term debt                                   $  2,185,118    $  2,185,118
 Accounts payable                                     1,340,257       1,340,257
 Accrued expenses and other current liabilities         258,512         251,474
 Income tax payable                                     131,425         134,240
 Accrued product warranty                               250,000         250,000
 Accrued expense - supplier                             448,952         448,952
 Dividends payable                                      699,919            --
 Loan from investors                                    200,000         200,000
 Loan from officer                                      280,000         280,000
 Deferred revenues                                      196,234         196,234
                                                   ------------    ------------
   Total Current Liabilities                          5,990,417       5,286,275
                                                   ------------    ------------

OTHER LIABILITIES:
 Long-term debt, less current maturities                 39,081          39,081
 Loan from investors                                    400,000         400,000
 Loan from officer                                      195,000         195,000
                                                   ------------    ------------
                                                        634,081         634,081
                                                   ------------    ------------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Series A Convertible Preferred stock,
    $.001 par value,
    Authorized 1,000,000 shares; issued and
    outstanding 547,500 shares                              547            --
 Common stock, $.001 par value,
    Authorized 20,000,000 shares;
    issued and outstanding 3,577,210
    shares in 2003 and 9,052,210 in proforma              3,578           9,053
 Additional paid-in capital                           5,109,343       5,178,932
 Cost of 10,564 shares of common stock
    in treasury                                         (20,832)        (20,832)
 Retained earnings (deficit)                         (1,600,407)       (970,782)
                                                   ------------    ------------
   Total Shareholders' Equity                         3,492,229       4,196,371
                                                   ------------    ------------

                                                   $ 10,116,727    $ 10,116,727
                                                   ============    ============

                                       20

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STATEMENT OF OPERATIONS INFORMATION

                                                      YEAR ENDED JUNE 30, 2003
                                                       ACTUAL     PRO FORMA
                                                     -----------  ------------

NET SALES                                            $14,597,862   $14,597,862
                                                     -----------  ------------

COSTS OF GOODS :
 Cost of sales, excluding depreciation                 6,642,710     6,642,710
 Depreciation                                            532,403       532,403
                                                     -----------  ------------
      Total cost of goods                              7,175,113     7,175,113
                                                     -----------  ------------

GROSS PROFIT                                           7,422,749     7,422,749

OTHER COSTS AND EXPENSES :
        Selling, general and administrative            5,255,743     5,255,743
        Depreciation and amortization                    258,109       258,109
                                                     -----------  ------------
             Total other costs and expenses            5,513,852     5,513,852
                                                     -----------  ------------

INCOME  FROM OPERATIONS                                1,908,897     1,908,897

INTEREST EXPENSE, NET                                    448,623       441,585
                                                     -----------  ------------

INCOME BEFORE INCOME TAXES                             1,460,274     1,467,312

INCOME TAXES                                             585,258       588,073
                                                     -----------  ------------

NET INCOME                                           $   875,016   $   879,239
                                                     ===========   ===========

PREFERRED STOCK DIVIDENDS                            $   629,625   $      --
                                                     ===========   ===========

INCOME  APPLICABLE TO COMMON SHAREHOLDERS            $   245,391   $   875,016
                                                     ===========   ===========

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       3,565,748     9,040,748
                                                     ===========   ===========

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING     3,571,374     9,046,374
                                                     ===========   ===========

BASIC NET INCOME PER COMMON SHARE                    $      0.07   $      0.10
                                                     ===========   ===========

DILUTED NET INCOME PER COMMON SHARE                  $      0.07   $      0.10
                                                     ===========   ===========

OTHER DATA

                                                      YEAR ENDED JUNE 30, 2003
                                                       ACTUAL     PRO FORMA
                                                     -----------  ------------

Book Value per Common Share                          $      0.98  $       0.46
                                                     ===========  ============

Ratio of Earnings to Fixed Charges                          1.27          4.32
                                                     ===========  ============

                                       21

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BALANCE SHEET INFORMATION

                                                       QUARTER ENDED SEPTEMBER 30, 2003
                                       ASSETS              ACTUAL        PRO FORMA
                                                         (Unaudited)
                                                         -----------    ------------
CURRENT ASSETS :
    Cash and equivalents                                 $    53,925    $    53,925
    Accounts receivable, less allowance
      for doubtful accounts of $35,000                     1,737,577      1,737,577
    Inventories                                            1,128,393      1,128,393
    Deferred income taxes                                    806,772        806,772
    Prepaid expenses and other current assets                174,989        174,989
                                                         -----------    -----------
        Total Current Assets                               3,901,656      3,901,656

PROPERTY AND EQUIPMENT, NET                                1,202,942      1,202,942

OTHER ASSETS:
    Goodwill and other intangible assets, net              4,478,190      4,478,190
    Deferred income taxes                                       --             --
    Other assets                                              80,920         80,920
                                                         -----------    -----------
                                                           4,559,110      4,559,110

TOTAL ASSETS                                             $ 9,663,708    $ 9,663,708
                                                         ===========    ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Short-term debt                                      $ 1,983,043    $ 1,983,043
    Accounts payable                                       1,195,795      1,195,795
    Accrued expenses and other current liabilities           160,402        146,223
    Income tax payable                                        40,874         46,679
    Accrued product warranty                                 250,000        250,000
    Accrued expense - supplier                               341,000        341,000
    Dividends payable                                        857,325           --
    Loan from investors                                      200,000        200,000
    Loan from officer                                        280,000        280,000
    Deferred revenues                                        172,512        172,512
                                                         -----------    -----------
        Total Current Liabilities                          5,480,951      4,615,252

OTHER LIABILITIES :
    Long-term debt, less current maturities                   27,669         27,669
    Loan from investors                                      400,000        400,000
    Loan from officer                                        195,000        195,000
                                                         -----------    -----------
                                                             622,669        622,669

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY :
    Series A convertible preferred stock,
       $.001 par value,
       Authorized 1,000,000 shares;
       issued 547,500 shares                                     547           --
    Common stock, .001 par value,
       Authorized 20,000,000 shares; issued
       3,577,210 and 9,052,210 Proforma                        3,578          9,053
    Additional paid-in capital                             5,109,343      5,178,932
    Cost of 10,564 shares of common stock in treasury        (20,832)       (20,832)
    Retained earnings (deficit)                           (1,532,548)      (741,366)
                                                         -----------    -----------
        Total Shareholders' Equity                         3,560,088      4,425,787

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $ 9,663,708    $ 9,663,708
                                                         ===========    ===========

                                       22

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STATEMENT OF OPERATIONS INFORMATION

                                                          QUARTER ENDED
                                                        SEPTEMBER 30, 2003

                                                       ACTUAL     PRO FORMA
                                                     (Unaudited)
                                                     ----------   ----------

NET SALES                                            $3,615,518   $3,615,518
                                                     ----------   ----------

COSTS OF GOODS:
    Cost of sales, excluding depreciation             1,614,637    1,614,637
    Depreciation                                        145,156      145,156
                                                     ----------   ----------
        Total cost of goods                           1,759,793    1,759,793

GROSS PROFIT                                          1,855,725    1,855,725

OTHER COSTS AND EXPENSES:
    Selling, general and administrative               1,310,751    1,310,751
    Depreciation and amortization                        62,447       62,447
                                                     ----------   ----------

        Total other costs and expenses                1,373,198    1,373,198
                                                     ----------   ----------

INCOME FROM OPERATIONS                                  482,527      482,527

INTEREST EXPENSE, NET                                   107,308      100,167
                                                     ----------   ----------

INCOME BEFORE INCOME TAXES                              375,219      382,360

INCOME TAXES :
    Current                                              33,636       34,412
    Deferred                                            116,318      118,532
                                                     ----------   ----------

                                                        149,954      152,944
                                                     ----------   ----------

NET INCOME                                           $  225,265   $  229,416
                                                     ==========   ==========

PREFERRED STOCK DIVIDENDS                               157,406         --
                                                     ==========   ==========

INCOME  APPLICABLE TO COMMON SHAREHOLDERS            $   67,859   $  229,416
                                                     ==========   ==========

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      3,577,210    9,052,210
                                                     ==========   ==========

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    3,589,880    9,064,880
                                                     ==========   ==========

BASIC NET INCOME PER COMMON SHARE                    $     0.02   $     0.03
                                                     ==========   ==========

DILUTED NET INCOME PER COMMON SHARE                  $     0.02   $     0.03
                                                     ==========   ==========

OTHER DATA
                                                          QUARTER ENDED
                                                        SEPTEMBER 30, 2003

                                                       ACTUAL     PRO FORMA
                                                     (Unaudited)
                                                     ----------   ----------

Book Value per Common Share                          $     1.00   $     0.49
                                                     ==========   ==========

Ratio of Earnings to Fixed Charges                         1.31         5.01
                                                     ==========   ==========

                                       23
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                   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the
Company's acquisition of preferred stock as contemplated herein or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of preferred stock by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The
Company is unable to predict whether it may determine that it is required to delay the acceptance for exchange of or exchange of preferred stock tendered pursuant to the Offer of Conversion pending the outcome of any such matter.
There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer of Conversion to accept for exchange and exchange shares of preferred stock are subject to certain conditions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the following documents into this Offer of
Conversion and Consent Statement:

     -    Annual Report on Form 10-KSB for the year ended June 30, 2003;
     -    Current Report on Form 8-K dated November 4, 2003; and
     -    Quarterly Report on Form 10Q-SB for the quarterly period ended
          September 30, 2003.

The information incorporated herein by reference is considered to be part of this Offer of Conversion and later information that we file with the Commission will automatically update and supersede this information.

You may obtain a copy of these filings at no cost by writing or telephoning us at:

         Media Sciences International, Inc.
         40 Boroline Road
         Allendale, New Jersey 07401
         Telephone:  201-236-9311
         Attn.  President

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the
SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington,
D.C. 20549. You may obtain further information on the operation of the Public
Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                                  MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer of Conversion is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer of Conversion is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer of
Conversion will not be made to (nor will tenders be accepted from or on behalf
of) the holders of preferred stock residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer of
Conversion to be made by a licensed broker or dealer, the Offer of Conversion shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

                                       24

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Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange
Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer of Conversion. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption "Where You Can Find More
Information."

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION
ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED
IN THIS OFFER OF CONVERSION OR IN THE ELECTION FORM. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY.

                                              MEDIA SCIENCES INTERNATIONAL, INC.

                                       25

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